                                                                     EXHIBIT K10


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                             BROKER-DEALER AGREEMENT

                                     between

                              BANKERS TRUST COMPANY

                                       and

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                   Relating to

                          AUCTION TERM PREFERRED STOCK

                                       of

                     THE NEW AMERICA HIGH INCOME FUND, INC.


--------------------------------------------------------------------------------

     BROKER-DEALER AGREEMENT dated as of May 20, 1998 between BANKERS TRUST COMPANY (the "Auction Agent"), a New York banking corporation (not in its individual capacity but solely as agent of The New America High Income Fund, Inc. (the "Fund") pursuant to authority granted it in the Auction Agent Agreement, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its successors and assigns, the "BD").

     The Fund has currently issued three series of shares of Auction Term Preferred Stock, par value $1.00 per share, liquidation preference $25,000 per share, and proposes to designate a fourth series of shares of Auction Term Preferred Stock, par value $1.00 per share, liquidation preference $25,000 per share, pursuant to its Articles of Incorporation, as amended, and the Articles Supplementary establishing each such series. This Agreement shall apply initially to the Fund's Series D Auction Term Preferred Stock. In the event that the Fund establishes one or more additional series of Auction Term Preferred Stock to which it desires that this Agreement be applicable or determines that it would be desirable for other existing series to be subject to this Agreement, the Fund shall so notify the BD in writing. If the BD is willing to render such services on the terms provided for herein, it shall notify the Fund in writing, whereupon such series of Auction Term Preferred Stock (such series, together with the Auction Term Preferred Stock then subject to this Agreement, the "ATP") shall become subject to this Agreement.

     The Articles Supplementary will provide that, for each Dividend Period of any series of ATP then outstanding, the Applicable Rate for such series for such Dividend Period shall, under certain conditions, be the rate per annum that a bank or trust company appointed by the Fund advises results from implementation of the Auction Procedures for such series. The Board of Directors has adopted a resolution appointing Bankers Trust Company as Auction Agent for purposes of the Auction Procedures for each series of ATP.

     The Auction Procedures contemplate the participation of one or more Broker-Dealers for each series of ATP.

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein the Auction Agent and BD agree as follows:

1.   DEFINITIONS AND RULES OF CONSTRUCTION.

     1.1 TERMS DEFINED BY REFERENCE TO ARTICLES SUPPLEMENTARY. Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

     1.2 TERMS DEFINED HEREIN. As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

            (a) "Articles Supplementary" shall mean the Articles Supplementary authorizing the issuance of the relevant series of ATP filed by the Fund with the office of the secretary of the State of Maryland.

            (b) "Auction" shall have the meaning specified in Section 2.1 hereof.

            (c) "Auction Agent Agreement" shall mean any Auction Agent Agreement between the Fund and the Auction Agent relating to the ATP.

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            (d)   "Auction Procedures" shall mean the auction procedures
constituting Part II of the Articles Supplementary.

            (e) "Authorized Officer" shall mean each Senior Vice President, Vice President, Assistant Vice President, Trust officer, Assistant Treasurer and Assistant Secretary of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes of this Agreement in a communication to the BD.

            (f) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

            (g) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

            (h) "Existing Holder" shall have the meaning set forth in the Articles Supplementary, and for purposes of this Broker-Dealer Agreement and with respect to the Auction Procedures as referred to in this Agreement, shall also include, as the circumstances may require, a Person who is listed as the beneficial owner of ATP in the records of a Broker-Dealer.

            (i) "Master Purchaser's Letter" means a letter substantially in the form of or containing provisions similar to those in the form attached hereto as Exhibit A, which is required to be executed by (1) each prospective purchaser of shares of ATP or (2) the Broker-Dealer through whom such shares will be held.

            (j) "Potential Holder" shall have the meaning set forth in the Articles Supplementary, and for purposes of this Broker-Dealer Agreement and with respect to the Auction Procedures as referred to in this Agreement, shall also include, as the circumstances may require, any other Person, including any Existing Holder of shares of ATP, who may be interested in acquiring shares of ATP (or, in the case of an Existing Holder, additional shares of ATP).

            (k) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

     1.3 RULES OF CONSTRUCTION. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

            (a) Words importing the singular number shall include the plural number and vice versa.

            (b) The captions and headings herein are solely for the convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

            (c) The words "hereof", "herein", "hereto", and other words of similar import refer to this agreement as a whole.

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

            (d) All references herein to a particular time of day shall be to New York City time.

2.   THE AUCTION.

     2.1 PURPOSES; INCORPORATION BY REFERENCE OF AUCTION PROCEDURES AND SETTLEMENT PROCEDURES.

            (a) The provisions of the Auction Procedures will be followed by the Auction Agent for the purposes of determining the Applicable Rate for any Dividend Period of any series of ATP for which the Applicable Rate is to be determined by an Auction. Each periodic operation of such procedures is hereinafter referred to as an "Auction".

            (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

            (c) Before any series of the ATP becomes subject to this Broker-Dealer Agreement, the BD shall have delivered a Master Purchaser's Letter executed by the BD. The BD agrees to act as, and assumes the obligations of, and limitations and restrictions placed upon, a Broker-Dealer under this Agreement for each series of ATP. The BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in the Auction Procedures may execute Broker-Dealer Agreements and Master Purchaser's Letters and participate as Broker-Dealers in Auctions.

     2.2    PREPARATION OF EACH AUCTION.

            (a) Not later than 9:30 A.M. on each Auction Date for the ATP, the Auction Agent shall advise the Broker-Dealers for such series by telephone of the Maximum Applicable Rate therefor and the AA Composite Commercial Paper Rate(s) and the Treasury Index Rate(s), as the case may be, used in determining the Maximum Applicable Rate.

            (b) In the event that any Auction Date for the ATP shall be changed after the Auction Agent has given the notice referred to in clause (vi) of paragraph (a) of the Settlement Procedures, or after the notice referred to in Section 2.5(a) hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable shall give notice of such change to the BD not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date. Thereafter, the BD shall notify customers of the BD who the BD believes are Existing Holders of shares of ATP of such change in the Auction Date.

            (c) The Auction Agent from time to time may request the Broker-Dealers to provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Existing Holders of shares of ATP. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information so provided by BD and shall not disclose any information so provided by BD to any Person other than the Fund and BD.

            (d) The Auction Agent is not required to accept the Master Purchaser's Letter of any Potential Holder who wishes to submit an Order for the first time in an Auction or of any

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Potential Holder or Existing Holder who wishes to amend its Master Purchaser's
Letter unless such letter or amendment is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

     2.3    AUCTION SCHEDULE; METHOD OF SUBMISSION OF ORDER.

            (a) The Fund and the Auction Agent shall conduct Auctions for ATP in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be unreasonably withheld or delayed. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day preceding the first Auction Date on which such change shall be effective.

           TIME                                                   EVENT
           ----                                                   -----
By 9:30 A.M.                              Auction Agent advises Fund and the Broker-Dealers of the
                                          Maximum Applicable Rate and the AA Composite Commercial
                                          Paper Rate(s) and the Treasury Index Rate(s), as the case
                                          may be, used in determining such Maximum Applicable Rate as set forth in Section 2.2(a) hereof, with respect to the
                                          relevant series of ATP.

9:30 A.M. - 1:00 P.M.                     Auction Agent assembles information communicated to it by
                                          Broker-Dealers as provided in Section 4(a) of the Auction
                                          Procedures.  Submission Deadline is 1:00 P.M.
Not earlier than 1:00 P.M.
                                          Auction Agent makes determination pursuant to Section 5(a)
                                          of the Auction Procedures.

By approximately 3:00 P.M.                Auction Agent advises the Fund of results of Auction as
                                          provided in Section 5(b) of the Auction Procedures.
                                          Submitted Orders are accepted and rejected and shares of
                                          ATP of the respective series allocated as provided in
                                          Section 6 of the Auction Procedures.  Auction Agent gives
                                          notice of Auction results as set forth in Section 2.4(a)
                                          hereof.

            (b) BD agrees to maintain a list of Potential Holders and to contact the Potential Holders on such list whom the BD believes may be interested in participating in the Auction on such Auction Date on or prior to such Auction Date for the purposes set forth in the Auction Procedures.

            (c) BD shall submit Orders to the Auction Agent in writing substantially in the form attached hereto as Exhibit C. BD shall submit a separate Order to the Auction Agent for each Potential Holder or Existing Holder on whose behalf BD is submitting an Order and

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shall not net or aggregate the Orders of different Potential Holders or Existing
Holders on whose behalf BD is submitting Orders.

            (d) BD shall deliver to the Auction Agent (i) a written notice, substantially in the form attached hereto as Exhibit D, of transfers of shares of ATP made by or through BD by an Existing Holder to another Person other than pursuant to an Auction and shall deliver or cause to be delivered the related Master Purchaser's Letter executed by such Person if such Person will be listed as the holder of such shares on the books of the Auction Agent and such Person has not previously so delivered a Master Purchaser's Letter and (ii) a written notice, substantially in the form attached hereto as Exhibit E, of the failure of any shares of ATP to be transferred to or by any Person that purchased or sold shares of ATP through BD pursuant to an Auction if such Person's shares were to be or were listed in the Person's name on the books of the Auction Agent. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 p.m. on the Business Day preceding such Auction.

            (e) BD and other Broker-Dealers which have delivered duly executed Master Purchaser's Letters may submit Orders in Auctions for their own accounts unless the Fund shall have notified BD and all other Broker-Dealers that they may no longer do so, in which case Broker-Dealers may continue to submit Hold Orders and Sell Orders for their own accounts.

            (f) BD agrees to handle its customers' Orders in accordance with its duties under applicable securities laws and rules.

            (g) To the extent that pursuant to Section 6 of the Auction Procedures, BD continues to hold, sells, or purchases a number of shares that is fewer than the number of shares in an Order submitted by BD to the Auction Agent on behalf of Existing or Potential Holders whose shares are or will be held in BD's name, BD shall make appropriate pro rata allocations among such Existing or Potential Holders. If as a result of such allocations, any Potential Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of ATP on any Auction Date, BD shall, in such manner as it shall determine in its sole discretion, round up or down the number of shares of ATP to be purchased or sold on such Auction Date by any Existing Holder or Potential Holder on whose behalf BD submitted an Order so that the number of shares so purchased or sold by each such Existing Holder or Potential Holder on such Auction Date shall be whole shares of ATP.

     2.4    NOTICES OF AUCTION RESULTS.

            (a) On each Auction Date for ATP, the Auction Agent shall notify BD by telephone of he results of the Auction as set forth in paragraph (a) of the Settlement Procedures. As soon as reasonably practicable, the Auction Agent shall confirm to BD in writing the disposition of all Orders submitted by BD in such Auction.

            (b) BD shall notify each Existing Holder or Potential Holder on whose behalf BD has submitted an Order as set forth in paragraph (a) of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures.

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     2.5    DESIGNATION OF ALTERNATE TERM PERIOD.

            (a) If the Fund delivers to the Auction Agent a notice of the Auction Date for any series of ATP for a Dividend Period thereof that next succeeds a Dividend Period that is not a Standard Term Period in the form of Exhibit E to the Auction Agent Agreement, the Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Fund.

            (b) If the Board of Directors proposes to designate any succeeding Dividend Period of any series of ATP as an Alternate Term Period and the Fund delivers to the Auction Agent a notice of such proposed Alternate Term Period in the form of Exhibit F to the Auction Agent Agreement, the Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Fund.

            (c) If the Board of Directors determines to designate such succeeding Dividend Period as an Alternate Term Period and the Fund delivers to the Auction Agent a notice of such Period in the form of Exhibit G to the Auction Agent Agreement not later than 3:00 p.m. on the second Business Day next preceding the first day of such proposed Alternate Term Period, the Auction Agent shall deliver such notice to BD not later than 3:00 p.m. on such Business Day.

            (d) If the Fund shall deliver to the Auction Agent a notice not later than 3:00 p.m. on the second Business Day next preceding the first day of any Dividend Period stating that the Fund has determined not to exercise its option to designate such succeeding Dividend Period as an Alternate Term Period, in the form of Exhibit H to the Auction Agent Agreement, or shall fail to timely deliver either such notice or a notice in the form of Exhibit G to the Auction Agent Agreement, the Auction Agent shall deliver a notice in the form of Exhibit H to the Auction Agent Agreement to BD not later than 3:00 p.m. on such Business Day.

     2.6    SERVICE CHARGE TO BE PAID TO BD.

     On the Business Day next succeeding each Auction Date for any series of ATP, the Auction Agent shall pay to BD from moneys received from the Fund an amount equal to (a)(i) in the case of any Auction Date for any series of ATP immediately preceding a Dividend Period of such series consisting of less than one year, 1/4 of 1% unless otherwise advised by the Fund in writing or (ii) in the case of any Auction Date immediately preceding a Dividend Period of such series consisting of one year or more, a percentage agreed upon in writing by the Fund and the Broker-Dealers times (b) a fraction, the numerator of which is the number of days in the Dividend Period for such series beginning on such Business Day and the denominator of which is 360, times (c) the liquidation preference per share for such series times (d) the aggregate number of Outstanding shares of such series placed by BD in such Auction (for this purpose shares will be deemed placed by BD if such shares were (i) the subject of Hold Orders deemed to have been made by Existing Holders and were acquired by such Existing Holders through BD or (ii) the subject of an Order submitted by BD that is (A) a Submitted Order of an Existing Holder that resulted in such Existing Holder continuing to hold such shares as a result of the Auction or (B) a Submitted Order of a Potential Holder that resulted in such Potential Holder purchasing such shares as a result of the Auction or (C) a valid Hold Order; provided that in the event an

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Auction scheduled to occur on an Auction Date fails to occur for any reason while the ATP remains Outstanding, BD will be entitled to service charges as if the Auction had occurred and all Holders of shares placed by them submitted valid Hold Orders).

     For purposes of subclause (d)(i) of the foregoing paragraph, if any Existing Holder who acquired shares of any series of ATP through BD transfers those shares to another Person other than pursuant to an Auction, then such Existing Holder shall be deemed to have acquired such shares through BD unless the transfer was affected by, or transferee is, a Broker-Dealer other than BD.

     2.7    SETTLEMENT.

            (a) If any Existing Holder on whose behalf the BD submitted a Hold/Sell Order that was accepted as a Sell Order or a Sell Order that was accepted, in either case, in whole or in part, fails to instruct its Agent Member to deliver the shares of ATP with respect to which such Order was accepted against payment therefor, the BD shall instruct such Agent Member to deliver such shares against payment therefor. If (i) any Existing Holder on whose behalf a Broker-Dealer other than the BD has submitted a Hold/Sell Order that was accepted as a Sell Order or a Sell Order that was accepted, in either case, in whole or in part, fails to instruct its Agent Member to so deliver the shares of ATP with respect to which such Order was accepted against payment therefor, (ii) such other Broker-Dealer fails to instruct such Existing Holder's Agent Member to deliver such shares and (iii) such Existing Holder is identified to BD by the Auction Agent as provided in Section (a) (v) of the Settlement Procedures as an Existing Holder from whom a Potential Holder on whose behalf BD submitted a Buy Order is to purchase such shares, BD may deliver to such Potential Holder a number of shares of ATP that is less than the number of shares of ATP to be purchased by such Potential Holder by the number of shares to be purchased from such Existing Holder. Notwithstanding the foregoing terms of this Section 2.7, any delivery or non-delivery of shares of ATP which represents any departure from the results of an Auction for such series, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 2.3(d)(ii) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.7.

            (b) Neither the Auction Agent nor the Fund shall have any responsibility of liability with respect to the failure of an Existing Holder or a Potential Holder or its Agent Member to deliver shares of ATP of any series or to pay for shares of ATP of any series sold or purchased pursuant to the Auction Procedures or otherwise.

3.   THE AUCTION AGENT.

     3.1    DUTIES AND RESPONSIBILITIES.

            (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any other Person, other than the Fund by reason of this Agreement.

            (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

            (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error or judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining the pertinent facts.

     3.2    RIGHTS OF THE AUCTION AGENT.

            (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Broker-Dealers.

            (b) The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

            (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

     3.3 AUCTION AGENT'S DISCLAIMER. The Auction Agent makes no representation as to the validity of adequacy of this Agreement, the Auction Agent Agreement or the shares of ATP of any series.

4.   MISCELLANEOUS.

     4.1 TERMINATION. Either party may terminate this Agreement at any time on five (5) days notice to the other party, provided that neither BD nor the Auction Agent may terminate this Agreement without first obtaining prior written consent of the Fund to such termination, which consent shall not be unreasonably withheld. This Agreement shall automatically terminate upon the termination of the Auction Agent Agreement.

     4.2 PARTICIPANT IN SECURITIES DEPOSITORY. BD is, and shall remain for the term of this Agreement, a member of, or participant in, the Securities Depository (or an affiliate of such a member participant).

     4.3 COMMUNICATIONS. Except (i) communications authorized to be by telephone by this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its addressed or telecopy number set forth below:

If to BD, addressed:         Merrill Lynch, Pierce Fenner & Smith Incorporated
                             World Financial Center - North Tower
                             250 Vesey Street
                             New York, NY  10281
                             Attention: Shauna Holahan
                             Telecopier No.: (212) 449-2761
                             Telephone No.:  (212) 449-4940

If to the Auction Agent,     Bankers Trust Company
addressed:                   Four Albany Street
                             New York, New York  10006
                             Attention: Auction Rate/Remarketed Securities
                             Telecopier No.: (212) 250-6688
                             Telephone No.:  (212) 250-6850

or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other parties. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer. BD may record telephone communications with the Auction Agent.

     4.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, among the parties hereto relating to the subject matter hereof. This Agreement supersedes and terminates all prior Broker-Dealer Agreements between the parties.

     4.5 BENEFITS. Nothing in this Agreement, express or implied, shall give to any person, other than the Fund, the Auction Agent, BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

     4.6    AMENDMENT; WAIVER.

            (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

            (b) Failure of any party hereto to exercise any right or remedy hereunder in the event of a breach hereof by any other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

     4.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Auction Agent and BD. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party; provided, however, that this Agreement may be assigned by the Auction Agent to a successor Auction Agent selected by the Fund without the consent of BD.

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     4.8    SEVERABILITY. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections thereof.

     4.9 EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     4.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                             BANKERS TRUST COMPANY


                                             By: /s/ Melissa Reynolds
                                                 --------------------
                                                 Name: Melissa M. Reynolds
                                                 Title: Assistant Vice President

                                             MERRILL LYNCH, PIERCE, FENNER &
                                             SMITH INCORPORATED


                                             By: /s/ Michael White
                                                 -----------------
                                                 Name: Michael White
                                                 Title: Vice President

                                                                       EXHIBIT A

                            MASTER PURCHASER'S LETTER
                                   RELATING TO
                       SECURITIES INVOLVING RATE SETTINGS
                        THROUGH AUCTIONS OR REMARKETINGS

THE COMPANY
A REMARKETING AGENT
THE AUCTION AGENT
A BROKER-DEALER
AN AGENT MEMBER
OTHER PERSONS

Dear Sirs:

     1. This letter is designed to apply to publicly or privately offered debt or equity securities ("Securities") of any issuer ("Company") which are described in any final prospectus or other offering materials relating to such Securities as the same may be amended or supplemented (collectively, with respect to the particular Securities concerned, the "Prospectus") and which involve periodic rate settings through auctions ("Auctions") or procedures ("Remarketings"). This letter shall be for the benefit of any Company and of any auction agent, paying agent (collectively, "auction agent"), remarketing agent, broker-dealer, agent member, securities depository or other interested person in connection with any Securities and related Auctions or Remarketings (it being understood that such persons may be required to execute specified agreements and nothing herein shall alter such requirements). The terminology used herein is intended to be general in its application and not to exclude any Securities in respect of which (in the Prospectus or otherwise) alternative terminology is used.

     2. We may from time to time offer to purchase, purchase, offer to sell and/or sell Securities of any Company as described in the Prospectus relating thereto. We agree that this letter shall apply to all such purchases, sales and offers and to Securities owned by us. We understand that the dividend/interest rate on Securities may be based from time to time on the results of Auctions or Remarketings as set forth in the Prospectus.

     3. We agree that any bid or sell order placed by us in an Auction or a Remarketing shall constitute an irrevocable offer (except as otherwise described in the Prospectus) by us to purchase or sell Securities subject to such bid or sell order, or such lesser amount of Securities as we shall be required to sell or purchase as a result of such Auction or Remarketing, at the applicable price, all as set forth in the Prospectus, and that if we fail to place a bid or sell order with respect to Securities owned by us with a broker-dealer on any Auction or Date, or a broker-dealer to which we communicate a bid or sell order fails to submit such bid or sell order to the auction agent or remarketing agent concerned, we shall be deemed to have placed a hold or a sell order with respect to such Securities as described in the Prospectus. We authorize any broker-dealer that submits a bid or sell order as our agent in Auctions or Remarketings to execute contracts for the sale of Securities by such bid or sell order. We recognize that the payment of such broker-dealer for Securities purchased on our behalf shall not relieve us of any liability to such broker-dealer for payment for such Securities.

     4. We understand that in a Remarketing, the dividend or interest rate or rates on the Securities and the allocation of Securities tendered for sale between dividend or interest periods of different lengths will be based from time to time on the determinations of one or more remarketing agent(s), and we agree to be conclusively bound by such determinations. We further agree to the payment of different dividend or interest rates to different holders of Securities depending on the length of the dividend or interest period elected by such holders. We agree that any notice given by us to a remarketing agent (or a broker-dealer for transmission to a remarketing agent) of our desire to tender Securities in a Remarketing shall constitute an irrevocable (except to the limited extent set forth in the Prospectus) offer by us to sell the securities specified in such Notice, or such lesser number of Securities as we shall be required to sell as a result of such Remarketing, in accordance with the terms set forth in the Prospectus, and we authorize the remarketing agent to sell, transfer or otherwise dispose of such Securities as set forth in the Prospectus.

     5. We agree that, during the applicable period as described in the Prospectus, dispositions of Securities can be made only in the denominations set forth in the Prospectus and we will sell, transfer or otherwise dispose of any Securities held by us from time to time only pursuant to a bid or sell order placed in an Auction, in a Remarketing, to or through a broker-dealer or, when permitted in the Prospectus, to a person that has signed and delivered to the applicable auction agent or a remarketing agent a letter substantially in the form of this letter (or other applicable purchaser's letter), provided that in the case of all transfers other than pursuant to Auctions or Remarketings we or our broker-dealer or our agent member shall advise such auction agent or a remarketing agent of such transfer. We understand that a restrictive legend will be placed on certificates representing the Securities and stop-transfer instructions will be issued to the transfer agent and/or registrar, all as set forth in the Prospectus.

     6. We agree that, during the applicable period as described in the Prospectus, ownership of Securities shall be represented by one or more global certificates registered in the name of the applicable securities depository or its nominee, that we will not be entitled to receive any certificate representing the Securities and that our ownership of any Securities will be maintained in book-entry form by the securities depository for the account of our agent member, which in turn will maintain records of our beneficial ownership. We authorize and instruct our agent member to disclose to the applicable auction agent or remarketing agent such information concerning our beneficial ownership of Securities as such auction agent or remarketing agent shall request.

     7. We acknowledge that partial deliveries of Securities purchased in Auctions or Remarketings may be made to us and such deliveries shall constitute good delivery as set forth in the Prospectus.

     8.   This letter is not a commitment by us to purchase any Securities.

     9. This letter supersedes any prior-dated version of this master purchaser's letter, and supplements any prior to post-dated purchaser's letter specific to any particular Securities, and this letter may only be revoked by a signed writing delivered to the original recipients hereof.

     10. The descriptions of Auction or Remarketing procedures set forth in each applicable Prospectus are incorporated by reference herein and in case of any conflict between this letter, any purchaser's letter specific to particular Securities and any such description, such description shall control.

     11. Any xerographic or other copy of this letter shall be deemed of equal effect as a signed original.

     12.  Our agent member of The Depository Trust company currently is
__________.

     13. Our personnel authorized to place orders with broker-dealers for the purposes set forth in the Prospectus in Auctions or Remarketings currently is/are __________, telephone number (___) ________.

     14.  Our taxpayer identification number is __________.

     15. In the case of each offer to purchase, purchase, offer to sell or sale by us of Securities not registered under the Securities Act of 1933, as amended (the "Act"), we represent and agree as follows:

          (a) We understand and expressly acknowledge that the Securities have not been and will not be registered under the Act and, accordingly, that the Securities may not be reoffered, resold or otherwise pledged, hypothecated or transferred unless an applicable exemption from the registration requirements of the Act is available.

          (b) We hereby confirm that any purchase of Securities made by us will be for our own account, or for the account of one or more parties for which we are acting as trustee or agent with complete investment discretion and with authority to bind such parties, and not with a view to any public resale or distribution thereof. We and each other party for which we are acting which will acquire Securities will be "accredited investors" within the meaning of Regulation D under the Act with respect to the Securities to be purchased by us or such party, as the case may be, will have previously invested in similar types of instructions and will be able and prepared to bear the economic risk of investing in and holding such Securities.

          (c) We acknowledge that prior to purchasing any Securities we shall have received a Prospectus (or private placement memorandum) with respect thereto and acknowledge that we will have had access to such financial and other information, and have been afforded the opportunity to ask such questions or representatives of the Company and receive answers thereto, as we deem necessary in connection with our decision to purchase Securities.

          (d) We recognize that the Company and broker-dealers will rely upon the truth and accuracy of the foregoing investment representations and agreements, and we agree that each of our purchases of Securities now or in the future shall be deemed to constitute our concurrence in all of the foregoing which shall be binding on us and each party for which we are acting as set forth in Subparagraph B above.

Dated:
      ------------------------------      --------------------------------------
                                          (Name of Purchaser)

Mailing Address of Purchaser

                                          By:
------------------------------------         -----------------------------------
                                             Printed Name:
                                             Title:
------------------------------------


------------------------------------

                                                                       EXHIBIT B

                              SETTLEMENT PROCEDURES

Capitalized terms used herein shall have the respective meanings specified in the Articles Supplementary or herein, as the case may be.

     (a) On each Auction Date for any series of ATP, the Auction Agent shall notify by telephone or telecopy the Broker-Dealers that participated in the Auction held for such series on such Auction Date and submitted an Order on behalf of any Existing Holder or Potential Holder of:

          (i) the Applicable Rate fixed for the subsequent Dividend Period and the Dividend Payment Date therefor;

          (ii) whether Sufficient Clearing Orders existed for the determination of the Applicable Rate;

          (iii) if such Broker-Dealer submitted a Hold/Sell Order or a Sell Order for such series on behalf of an Existing Holder, whether such Hold/Sell Order or Sell Order was accepted or rejected, in whole or in part, and the number of shares, if any, of such series of ATP then outstanding to be sold by such Existing Holder;

          (iv) if such Broker-Dealer submitted a Buy Order on behalf of a Potential Holder, whether such Buy Order was accepted or rejected, in whole or in part, and the number of shares, if any, of such series of ATP to be purchased by such Potential Holder;

          (v) if the aggregate number of shares of such series of ATP to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted Hold/Sell Orders or Sell Orders for such series is different than the aggregate number of shares of such series of ATP to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted Buy Orders, the name or names of one or more other Broker-Dealers (and the name of the Agent Member, if any, of each such other Broker-Dealer) and the number of shares of such series of ATP to be (x) purchased from one or more Existing Holders on whose behalf such other Broker-Dealer submitted Hold/Sell Orders or Sell Orders for such series, or (y) sold to one or more Potential Holders on whose behalf such other Broker-Dealers submitted Buy Orders for such series; and

          (vi) the scheduled Auction Date of the next succeeding Auction with respect to such series of ATP.

     (b) On each Auction Date for any series of ATP, each Broker-Dealer that submitted an Order for such series on behalf of any Existing Holder or Potential Holder shall:

          (i) as soon as practicable, advise each Existing Holder and Potential Holder on whose behalf such Broker-Dealer submitted a Buy Order, Hold/Sell Order or Sell Order for such series whether such Buy Order, Hold/Sell Order or Sell Order was accepted or rejected, in whole or in part;

          (ii) instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Buy Order for such series that was accepted, in whole or in part, to instruct such Potential Holder's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of shares of such series of ATP to be purchased pursuant to such Buy Order against receipt of such shares;

          (iii) instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Hold/Sell Order for such series that was accepted, in whole or in part, as a Sell Order or a Sell Order for such series that was accepted, in whole or in part, to instruct such Existing Holder's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of shares of such series of ATP to be sold pursuant to such Order against payment therefor;

          (iv) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order for such series that will continue to hold shares of ATP of such series and each Potential Holder on whose behalf such Broker-Dealer submitted a Buy Order for such series that was accepted, in whole or in part, of the Applicable Rate for such series for the next succeeding Dividend Period for such series;

          (v) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order for such series of the Auction Date of the next succeeding Auction for such series; and

          (vi) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Buy Order for such series that was accepted, in whole or in part, of the Auction Date of the next succeeding Auction for such series.

     (c) On the basis of the information provided to it pursuant to (a) above, each Broker-Dealer that submitted a Buy Order, a Hold/Sell Order or a Sell Order for any series of ATP shall allocate any funds received by it in respect of such series pursuant to (b)(ii) above, and any shares of such series of ATP received by it pursuant to (b)(iii) above, among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Buy Orders for such series, the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Buy Orders, Hold/Sell Orders or Sell Orders for such series, and any Broker-Dealers identified to it by the Auction Agent pursuant to (a)(v) above.

     (d) On the Business Day after the Auction Date, the Securities Depository shall execute the transactions described above, debiting and crediting the accounts of the respective Agent Members as necessary to effect the purchases and sales of shares of any series of ATP as determined in the Auction for such series.

                                                                       EXHIBIT C

                   (SUBMIT ONLY ONE ORDER ON THIS ORDER FORM)

                     THE NEW AMERICA HIGH INCOME FUND, INC.

                AUCTION TERM PREFERRED STOCK, SERIES ____ ("ATP")

ORDER FORM

To:  _________________________                                   Date of Auction

     _________________________

     _________________________

     New York, New York

     The undersigned Broker-Dealer submits the following Order covering the number of shares indicated (complete only one blank):

     __________ shares now held by Bidder (an Existing Holder), and the Order is a (check one):

     / /  Hold Order; OR

     / /  Hold/Sell Order at a rate of ________%; OR

     / /  Sell Order;

                                      -or-

     / / shares not now held by Bidder (a Potential Holder), and the Order is a Buy Order at a rate of _____%.

Notes:

     (1) If submitting more than one Order for one Bidder, use additional Order forms.

     (2) If one or more Orders covering in the aggregate more than the number of outstanding shares of ATP held by an Existing Holder are submitted, such Orders shall be considered valid in the order of priority set forth in the Auction Procedures.

                                                                       EXHIBIT D

                       (TO BE USED ONLY FOR TRANSFERS MADE
                        OTHER THAN PURSUANT TO IN AUCTION)

                     THE NEW AMERICA HIGH INCOME FUND, INC.

                          AUCTION TERM PREFERRED STOCK,

                        SERIES ____ ("ATP") TRANSFER FORM

We are (check one):

/ /  The Existing Holder named below;

/ /  The Broker-Dealer for such Existing Holding; or

/ /  The Agent Member for such Existing Holder.

     We hereby notify you that such Existing Holder has transferred _______ shares of the above series of ATP to ______________.


                                          --------------------------------------
                                          (Name of Existing Holder)


                                          --------------------------------------
                                          (Name of Broker-Dealer)


                                          --------------------------------------
                                          (Name of Agent Member)

                                          By:
                                              ----------------------------------
                                              Printed Name:
                                              Title:

                                                                       EXHIBIT E

                        (TO BE USED ONLY FOR FAILURES TO
                    DELIVER SHARES OF AUCTION TERM PREFERRED
                       STOCK SOLD PURSUANT TO AN AUCTION)

                     THE NEW AMERICA HIGH INCOME FUND, INC.

                AUCTION TERM PREFERRED STOCK, SERIES ____ ("ATP")

                         NOTICE OF A FAILURE TO DELIVER

Complete either I or II

     I. We are a Broker-Dealer for ___________ (the "Purchaser"), which purchased ____ shares of the above series of ATP in the Auction held on _________ from the seller of such shares. We hereby notify you that the Seller failed to deliver such shares of Auction Term Preferred Stock to the Purchaser.

     II. We are a Broker-Dealer for ___________ (the "Seller"), which sold _____ shares of the above series of ATP in the Auction held on________ to the purchaser of such shares. We hereby notify you that the Purchaser failed to make payment to the Seller upon delivery of such shares of Auction Term Preferred Stock.

                                          Name:
                                               ---------------------------------
                                               (Name of Broker-Dealer)

                                          By:
                                             -----------------------------------
                                             Printed Name:
                                             Title: